Exhibit 2

                           Cove Hill Consulting, Inc.
                               One Oak Ridge Road
                               Building 2, Box 8B
                             West Lebanon, NH 03784

              Telephone: (603) 643 - 8880 * Fax: (603) 643 - 9778

                                                                  March 22, 2001
Randy Strausberg
Dupont Direct Financial Holdings, Inc.
Suite 1100-26, 42 Broadway
New York, NY 10004

         Re:    Consulting Engagement Agreement

Dear Randy,

This letter shall serve to confirm the engagement by Dupont Direct Financial Holdings, Inc, its affiliates or designees, ("Client") of Cove Hill Consulting, Inc. or its designees ("CHC") as a service provider to Client in connection with Client's desire to facilitate Client's growth and development, to build awareness of Client in the financial, investor and business communities and gain investor recognition and acceptance. Client has requested that CHC provide a variety of services described below under "Scope of Services" and CHC has agreed to do so. Client's principal operating subsidiary is in business as a broker-dealer.

1. Scope of Services. CHC will perform such of the following services as Client may reasonably request:

1.1 Assist Client in the drafting and distribution of news releases relating to actions and events within Client's business that are newsworthy and require public disclosure.

1.2 Advise Client on various means by which news and publicity about Client can be disseminated to bring Client to the attention of prospective investors.

1.3 Introduce Client to various financing options that may enable Client to further its growth and development.

1.4 Introduce specific products or services to Client that might enable Client to better profit from its existing or prospective business activities.

1.5 Become familiar to the extent CHC deems appropriate with the business, operations, financial condition and prospects of Client.



2. Confidentiality. With respect to confidentiality, CHC and Client agree as follows:

2.1 CHC agrees not to, without Client's consent: (i) use "Confidential Information" (defined below) for CHC's own use or for any purpose except to perform the services contemplated by this Agreement; and (ii) disclose Confidential Information to any third parties. CHC agrees to:
         (x) protect the confidentiality of, and take all reasonable steps to prevent unauthorized disclosure or use of, the Confidential Information and to prevent it from falling into the public domain or the possession of unauthorized persons; (y) take not less than the same steps, and use not less than the same methods, to prevent the unauthorized use or disclosure of the Confidential Information as CHC takes to protect its own confidential and proprietary information; and (z) promptly notify Client of any misappropriation or misuse by any person of Confidential Information that may come to CHC's attention. "Confidential Information" means any information, materials, technical data, market information, business plans, drawings, strategies or know-how, of Client, which is disclosed in writing, via electronic media, orally communicated, or in any other way communicated to CHC during the term of this Agreement. Confidential Information also includes information regarding Client's business associates and customers, the nature of Client's relationship to or technology developed with those business associates or customers, and any information described above that may originate from Client's business associates or customers. Confidential Information shall not include information, materials, technical data or know-how which (1) is in CHC's possession at the time of disclosure as shown by, among other things, CHC's files and written records immediately prior to the time of disclosure; (2) prior to or after the time of disclosure becomes public knowledge or part of public literature, not as a result of any inaction or action of CHC; (3) is disclosed to CHC by a third party having the right to disclose such information without any violation of any rights of or obligations to Client; or (4) is approved for release by written authorization of Client.

2.2 Client agrees that any advice rendered by CHC during the course of the engagement in meetings with Client's management and Client's Board of Directors, and any written materials provided, by CHC, will be solely for the confidential use of Client's management and Board of Directors and will not be reproduced, summarized, described or referred to or given to any person for any purpose without CHC's prior written consent.

2.3 CHC and Client agree to consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated by the letter of intent between the parties of even date herewith.


3. Compensation. CHC will be compensated for its services in the following manner:

3.1 Beginning with the signing and dating of this letter, CHC will receive $4,000 per month in advance commencing on the date of this letter. Subsequent payments of $4,000 per month will continue starting 30 days after the date of this letter.

3.2 Client will reimburse CHC for all out-of-pocket expenses incurred by CHC for postage, communications, travel, and entertainment incurred in connection with CHC's engagement hereunder. Such reimbursements will be at cost.

3.3 Invoices for fees and expense reimbursements will be submitted monthly and paid promptly upon submission by CHC of statements to Client.

4. Purchase and Sale of Restricted Common Stock. On the date hereof, Client is issuing to CHC 750,000 shares of Client's common stock, par value $0.01 per share ("Common Stock") for the cash purchase price of $0.40 per share to be paid by CHC, receipt of which purchase price is hereby acknowledged by Client. The Common Stock consists of newly issued fully-paid and nonassessable shares of Common Stock free and clear of all liens and encumbrances except the restrictions on transfer set forth in this Agreement. The Common Stock will be evidenced by certificates issued in the name of CHC.

5. Representations and Warranties of Client. The parties make the representations and warranties to each other which are set forth in this Section 5 and in Section 6. All such representations and warranties and all representations and warranties which are set forth elsewhere in this Agreement shall survive the execution and delivery of this Agreement (and none will merge into any instrument of conveyance), regardless of any investigation or lack of investigation by any party. Client hereby represents and warrants to CHC that, except as set forth on a Schedule of Exceptions (the "Schedule of Exceptions") furnished to CHC, specifically identifying the relevant subparagraph hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder:

5.1 Capitalization and Voting Rights. The authorized capital of Client consists of:

             (a) Preferred Stock. 1,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"), none of which are outstanding.

             (b) Common Stock. 25,000,000 shares of Common Stock, of which 9,101,756 shares are issued and outstanding, excluding the shares of Common Stock referred to in Section 4.

             (c) The outstanding shares of Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, and we were issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the "Securities Act") and any relevant state securities laws or pursuant to valid exemptions therefrom.

5.2 Authorization. All corporate action on the part of Client, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of Client hereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Common Stock being issued hereunder has been taken, and this Agreement constitutes the valid and legally binding obligation of Client, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.3 Valid Issuance of Common Stock. The Common Stock being issued pursuant to this Agreement is duly and validly issued, fully paid, and nonassessable, and is free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

5.4 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, and federal, state or local governmental authority on the part of Client is required in connection with the consummation of the transactions contemplated by this Agreement, except for the filing pursuant to SEC Form D, which filing will be effected within 15 days following the date hereof.

5.5 Private Placement. Subject in part to the truth and accuracy of CHC's representations set forth in Section 5 of this Agreement, the offer, sale and issuance of the Common Stock as contemplated by this Agreement are exempt from the registration requirements of the Act, and neither Client nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption. Without limitation of the foregoing, Client represents that in connection with this placement of Common Stock: (a) Client has engaged in no general solicitation or advertising and has limited this placement to CHC alone; (b) Client will cause stop-transfer instructions to be noted on the stock transfer books for the shares of the Common Stock issued pursuant to this Agreement; and (c) Client will place a legend on the certificates for such Common Stock stating in substance that:

         "The shares of Common Stock represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or any applicable state securities laws and are subject to transfer restrictions set forth in that certain Consulting Engagement Agreement dated March 22, 2001 between the issuer and Cove Hill Consulting, Inc. and may not be transferred unless either (i) the transferee agrees in writing for the benefit of the issuer to be bound by the provisions of such agreement, or (ii) the transfer is covered by an effective registration statement under the Act."

5.6 SEC Reports. Client has timely filed all reports and other documents required to be filed by it with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended ("Exchange Act") from and after August 8, 2000, and Client has made available to CHC complete and correct copies of all annual reports, quarterly reports, proxy statements and other reports filed by Client with the SEC under the Exchange Act from and after such date (collectively, the "SEC Reports"). Each SEC Report was on the date of its filing in compliance in all material respects with the requirements of its respective report form and did not on the date of filing contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading, and as of the date hereof there is no fact or facts not disclosed in the SEC Reports that relate specifically to Client or any of its subsidiaries and which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on Client or its subsidiaries taken as a whole.

5.7 Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of Client or the suspension, revocation, impairment, forfeiture, or nonrenewable of any material permit, license, authorization, or approval applicable to Client, its business or operations or any of its assets or properties.

5.8 Registration Rights. Except as provided in this Agreement and as otherwise disclosed to CHC in writing, Client has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

5.9 Affiliates and Control Persons. The only (a) persons or entities which may be an "affiliate" (as defined in Rule 405 under the Securities Act) of the Company; or (b) persons directly or indirectly controlling, or controlled by, the Company, or under direct or indirect common control with the Company, are named in the Schedule of Exceptions.

6. Representatives and Warranties of CHC. CHC hereby represents and warrants that:

6.1 Authorization. CHC has full power and authority to enter into this Agreement and such Agreement constitutes CHC's valid and legally binding obligation, enforceable in accordance with its terms.

6.2 Purchase Entirely for Own Account. This Agreement is made with CHC in reliance upon CHC's representation to Client, which by CHC's execution of this Agreement CHC hereby confirms, that the Common Stock to be received by CHC will be acquired for investment for CHC's own account, not as a nominee or agent, and not with a view to the distribution or public resale of any part thereof, and that CHC has no present intention of selling, granting any participation in, or otherwise distributing the same except in a privately negotiated transaction to a single accredited, sophisticated purchaser, Capacity Unlimited, Inc., an Oregon corporation ("CU"), in which CU will remain subject to continuing resale restrictions, or in one or more transactions covered by the registration statement or registration statements provided for in the registration rights agreement referred to in Section 8. By executing this Agreement, CHC further represents that CHC does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Common Stock, and does not intend to enter into any such arrangement except as disclosed herein.

6.3 Investment Experience. CHC is an investor in securities of companies in the an early stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Common Stock. CHC also represents it has not been organized for the purpose of acquiring the Common Stock.

6.4 Accredited Investor. CHC's sole stockholder is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

6.5 Restricted Securities. CHC understands that the shares of Common Stock which CHC is acquiring are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from Client in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, CHC represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

6.6 Further Limitations on Disposition. Without in any way limiting the representations set forth above, CHC further agrees not to make any disposition of all or any portion of the Common Stock acquired pursuant to this Agreement unless and until:

             (a) the transferee has agreed in writing for the benefit of Client to be bound by this Section 3, provided and to the extent this
                  Section is then applicable; or

             (b) there is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement and CHC shall have notified Client of the proposed disposition and shall have furnished Client with a detailed statement of the circumstances surrounding the proposed disposition. It is agreed that Client will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

         Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by CHC to a shareholder of CHC.

7.  Mutual Indemnification.

7.1 To the extent permitted by law, Client will indemnify and hold harmless each of CHC and its officers, directors, employees and agents, and each person, if any, who controls CHC within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, or the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any inaccuracy in any of Client's representations and warranties contained in this Agreement; and Client will pay to CHC and each such other person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 7.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of Client (which consent shall not be unreasonably withheld), nor shall Client be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon the gross negligence or willful misconduct of CHC or any such other person.

7.2 To the extent permitted by law, CHC will indemnify and hold harmless Client, each of its directors, each of its officers, directors, employees and agents, and each person, if any, who controls Client within the meaning of the Securities Act, or the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any inaccuracy in any of CHC's representations and warranties contained in this Agreement; and CHC will pay to Client and each such other person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 7.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of CHC (which consent shall not be unreasonably withheld), nor shall CHC be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon the gross negligence or willful misconduct of Client or any such other person.

7.3 Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 7, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 7.

7.4 If the indemnification provided for in this Section 7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations.

7.5 The obligations of Client and CHC under this Section shall survive the purchase and sale of the Common Stock, and the termination or expiration of the engagement, provided for in this Agreement.

8.       Certain Additional Covenants.

8.1 Rule 144; Integration. As long as any Common Stock issued pursuant to this Agreement is held by CHC, CU or its assignees, Client shall file all reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as CHC or its assignees may reasonably request, all to the extent required to enable CHC or such assignees to sell any of the Common Stock pursuant to and in accordance with Rule 144 under the Securities Act to the extent that a registration statement covering resales by CHC may not then be in effect. Such action shall include, but not be limited to, making available adequate current public information meeting the requirements of paragraph (c) of such Rule 144.

8.2 Web Site and Public Relations. Client will develop and maintain a website. Included within the website will be a public relations page and a bulletin board for tracking Client's stock price, graphing ability for both stock price and volume and press releases. CHC will have responsibility for recommending, and for posting, press releases, which shall be posted only if approved by Client.

8.3 Financial Public Relations Liaison. Client will hire or designate a financial public relations liaison responsible for generating and clearing press releases (commencing with a press release prior to the Signing Date announcing CHC's investment), answering public inquiries, maintaining investor financial packets and transmitting to Client and CHC periodic summaries of inquiries.

8.4 Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be reasonably necessary to convey the Common Stock covered hereby, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions herein contemplated, in each case at the requesting party's expense.

9. Securities Registration. At or prior to the time of issuance of the Common Stock, Client will execute and deliver to CHC a registration rights agreement ("Registration Rights Agreement") in form and substance approved by CHC covering the Common Stock to be issued pursuant to this Agreement.

10. Independent Contractors. The relationship of the parties under this Agreement is that of independent contractors. Nothing contained in this Agreement shall be construed as to constitute the parties as partners or joint venturers, to constitute either party the agent of the other or to constitute any employee or agent of either party an employee or agent of the other party.

11. Termination. CHC's engagement hereunder may be terminated by either Client or CHC at any time, with or without cause, upon written notice to the other party; provided, however, that (a) no such termination shall affect CHC's right to expense reimbursement under Section 3 hereof, and (b) if CHC and/or other investors introduced by CHC enter into the Warrant Agreements, the engagement provided for in Sections 1 through 3 of this Agreement shall terminate no later than the 60th day following the last exercise of the warrants issued pursuant thereto.

12. Disputes. The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement that are not resolved by their mutual agreement shall be submitted to final and binding arbitration before a single arbitrator selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of filing the demand for arbitration, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. Either party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration, with a copy to the other party. The parties will cooperate with one another in selecting an arbitrator from an appropriate panel of neutrals, and in scheduling the arbitration proceedings. The parties covenant that they will participate in the arbitration in good faith, and that they will share equally in its costs. The provisions of this Section 12 may be enforced by any Court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys fees, to be paid by the party against whom enforcement is ordered.

13. Notices. All notices under this Agreement shall be in writing and shall be: (a) delivered personally; (b) mailed by registered or certified mail, postage prepaid; or (c) sent by overnight courier; or (d) sent by facsimile or express mail to the addresses of the respective parties set forth on page one or such substituted address as to which either party has notified the other in accordance with this Section 13. Notice shall be effective: (i) upon receipt if personally delivered, (ii) on the second business day following the date of mailing if sent by registered or certified mail; (iii) on the business day following the date of delivery to the express mail or courier service if sent by express mail or courier service; and (iv) on the date of transmission if sent by facsimile; provided that receipt is confirmed electronically and a transmission is confirmed by sending a copy promptly by first class mail, postage prepaid. A party may change its address listed above by sending notice to the other party in accordance with this
         Section 13.

14. Interpretation, etc. The validity and interpretation of this letter shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be fully performed therein. This Agreement may not be modified or amended except in writing executed by the parties hereto. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings with respect to such subject matter. This letter, and any modification or amendment thereto, may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

If the foregoing correctly sets forth our agreement, please so indicate by signing below and returning an executed copy to us.

                                            Very truly yours,

                                            COVE HILL CONSULTING, INC.


                                By:      __________________________________
                                           David Russell, Jr.,
                                           Managing Director

ACCEPTED AND AGREED TO:

DUPONT DIRECT FINANCIAL HOLDINGS, INC.


By: ________________________
         Signature
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